EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

IMH Financial Corporation
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-175429 and 333-211896) of IMH Financial Corporation of our report dated March 29, 2018, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
Phoenix, Arizona
March 29, 2018